                                       EX-10.10

                               ASSET PURCHASE AGREEMENT


       THIS AGREEMENT, entered into as of the 30th day of June, 1996, by and between MOUNTAINWOOD SPRING WATER CO., INC., a New Jersey Corporation, and WHITE MOUNTAIN COMPANY, INC., a New Jersey Corporation, both having their administrative offices at 18-22 Bank Street, Suite 208, Summit, New Jersey 07901 (hereinafter collectively the "Seller") and PURO WATER GROUP, INC., a Delaware Corporation, having an office at 101 North Park Street, East Orange, New Jersey, (hereinafter the "Buyer").


                              DESCRIPTION OF TRANSACTION


       This transaction comprises the acquisition by Buyer of certain of the assets, accounts, customer lists, goodwill, etc., owned by the Seller, which comprise solely the Seller's "direct" or "retail" business (the "Purchased Business"), all as more particularly set forth herein. Seller shall retain ownership of all of its other assets relating to its "bulk" and "wholesale" business, which it shall continue to operate.


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                                     WITNESSETH:


       WHEREAS, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:


                                      ARTICLE I

                                  SALE AND PURCHASE
                          PURCHASED ASSETS; EXCLUDED ASSETS

       1.01 PURCHASED ASSETS. Upon the terms and conditions hereinafter set forth, and for the purchase price as set forth in Article II Seller shall sell, assign and transfer to Buyer and Buyer shall purchase and acquire from Seller at the Closing (as hereinafter defined) all of the "Purchased Assets" as follows:

       (a) All of the customers and accounts, as more fully set forth on Exhibit "A" to be attached hereto and made a part hereof (the "Customers");

       (b) Approximately 1450 coolers (hot and cold, cold, refrigerated, etc.) utilized by the Customers together with all leases from Seller to the Customers. A listing of the coolers and a specimen copy of the lease to be attached hereto as Exhibit "B".

       (c) All of Seller's inventory and stock-in-trade as of the date of Closing;


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       (d)  All telephone numbers currently in usage by Seller (including New
Jersey and out of State and 800 lines) regarding the Purchased Business;

       (e) All customer lists, original leases, and all original customer files;

       (f)  All product and customer sales histories;

       (g) All copyrights, names, labels and trademarks used in the conduct of the Purchased Business, if any, and if none exists, the common law right to usage of all such marks;

       (h) All equipment and bottles utilized to properly service the Customers (E.G. all bottles, crates, racks, etc.), as well as any equipment, parts, supplies, tools, coolers, owned by Seller; and

       (i)  The following vehicles, which are being sold "as is":


            1995 International Truck (4 Bay/160 bottles)
            1985 International Truck (4 Bay/160 bottles)
            1990 Ford Truck          (4 Bay/160 bottles)
            1988 International Truck (4 Bay/160 bottles)
            Highcube                 (120 bottles)
            Van                      (80 bottles)

All appropriate documents necessary to transfer and register will be executed and delivered.

       All of the foregoing being referred to as the "Purchased Assets". All of the above Purchased Assets shall be delivered by the Seller to the Buyer in "as is" condition.


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       1.02  EXCLUDED ASSETS.  The following assets of Seller (the "Excluded
Assets") are not included in the purchase and sale hereunder:

       (a)  Seller's cash on hand and any accounts and notes receivable;

       (b) Seller's books and records; provided, however, that Buyer shall have access to Seller's books and records in accordance with Section 7.03 hereof;

       (c)  Any asset of Seller not specifically included in the Purchased
Assets.

       1.03  SELLER'S ACCOUNT RECEIVABLES

       The account receivables of Seller shall remain the property of the Seller and shall not be transferred to Buyer. Seller shall furnish to Buyer a complete list of all uncollected Account Receivables setting forth the name and address of debtor and the amount owed by each. Buyer agrees to pay over to Seller all amounts received from the debtors on such list at least monthly after the Closing Date, until each such receivable is paid in full. All sums received, unless specifically allocated by any debtor, but not if made at Buyer's request, shall be applied to the indebtedness from each debtor in order of oldest maturity first. In the event any such receivable remains unpaid or uncollected at the end of one hundred twenty (120) days, Seller shall be at liberty to pursue collection in its sole


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discretion, but Buyer shall nevertheless remit to Seller any amounts it may thereafter receive from any such debtor promptly after receipt thereof.


                                      ARTICLE II


                               PURCHASE PRICE - PAYMENT

       2.01 PRICE OF BUSINESS AND ASSETS; PAYMENT. The purchase price for the purchase and sale hereunder shall consist of a payment of ONE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($1,250,000) payable as follows:


       (a)  At closing by bank or certified funds             $  500,000.00

       (b)  Execution and delivery of a Negotiable
            Promissory Note in form and substance
            similar to Exhibit "C" the terms and
            conditions of which are incorporated
            herein by reference (the "Negotiable
            Promissory Note")                                 $  500,000.00

       (c)  Execution and delivery of a Non-Negotiable
            Promissory Note in form and substance similar
            to Exhibit "D" the terms and conditions
            of which are incorporated herein by
            reference (the "Non-Negotiable Promissory
            Note")                                            $  250,000.00

            TOTAL                                             $1,250,000.00
                                                              -------------
                                                              -------------


       2.02 SECURITY FOR NOTE. As collateral security for the Negotiable Promissory Note described above, the Buyer will


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deliver a Letter of Credit, issued by European American Bank or such other commercial bank acceptable to the Seller in its reasonable discretion, which shall be in the form of Exhibit "E" attached hereto and incorporated herein as if fully set forth (the "Letter of Credit"), modified to relate to the terms of the Negotiable Promissory Note.

       2.03. PURCHASE PRICE ALLOCATION. The Payment of the purchase price shall be allocated among the Purchased Assets pursuant to a schedule to be agreed upon by the parties at the Closing.

       Seller and Buyer agree that this allocation shall represent the fair market value for the Purchased Assets and the Non Competition Agreements.

       2.04 ADJUSTMENT TO PURCHASE PRICE. The parties agree that the Purchase Price has been determined based on the mutual expectation of the parties that for the twelve (12) month period immediately following the Closing (the "First Year") the gross sales to the Customers, exclusive of UMDNJ, will be, at least, $932,000 (the "First year Revenue"). When and in the event the gross sales reflected on the Gross Sales Statement (as defined herein) is less than $832,000, representing +- 85% of the First Year Revenue, the parties agree to adjust the Purchase Price as follows:


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     Gross Sales equal to
     or greater than $832,000                        - No adjustment

     Gross Sales less than
     $832,000                                        - An adjustment equal
                                                       to $1.30 of every dollar
                                                       of Gross Sales
                                                       less than $832,000;

provided however, that the maximum total adjustment shall, in no event, exceed $250,000.00.

     For purposes of this Section, gross sales shall include the aggregate amount charged, net of sales tax, to the Customers, for the rental of coolers, the sales of water, paper and allied products as well as coffee and other products and beverages sold by Buyer; provided, however, that in any instance where the rental fee for coolers or the price that is less than the price charged by Seller for the same rental or product than that charged as of the Closing Date ("Seller's Price") then solely for purposes of the calculation of gross sales, the amount charged by the Buyer shall be increased to be the amount that would have been charged at Seller's price ("Gross Sales"). Within thirty (30) days of the first anniversary of the Closing Date, Seller and Buyer shall prepare a statement of Gross Sales for the one year period following the Closing (the "Gross Sales Statement"). Seller agrees that Buyer's remedy for this adjustment is to credit against the principal balance due on the

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

Non-Negotiable Promissory Note the amount of any adjustment determined in accordance with this Section 2.04 and the monthly payment due under the Non-Negotiable Promissory Note shall be adjusted to reflect the new principal balance. The parties agree to meet within thirty (30) days after the First Year to review any proposed adjustment(s) and to execute and deliver an amendment to the Non-Negotiable Promissory Note to reflect any adjusted principal balance which adjustment(s) shall be deemed effective July 1, 1997. If the parties are unable to agree on any proposed adjustment(s), the mechanism of Section 12.04 shall be utilized.

     The Buyer agrees to provide sales information on the Customers on a monthly basis and Seller shall have the right to reasonable access to the sales and revenue books and records of the Buyer to verify the accuracy of all sales information relative to sales to the Customers.

     Buyer agrees to use its best efforts, consistent with its practices with its existing customers to maximize the sales potential to the Customers and not to raise the Seller's Price for a period of one year.

     Any loss of Gross Sales due to the poor performance of service by the Buyer after the Closing shall NOT be deducted from the Gross Sales calculation.

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                                    ARTICLE III
                            ASSUMPTION AND PAYMENT OF
                        SPECIFIC CONTRACTS OR LIABILITIES

     3.01 ASSUMPTION. It is understood and agreed by the parties hereto that Buyer shall assume by an instrument acceptable to Seller and its counsel, as additional consideration for the Purchased Assets in addition to the Payment the following specific contracts or liabilities:

      (a) SALES ORDERS. Any and all liability of the Seller arising from and/or accrued in connection with orders on hand of the Seller yet unshipped prior to the Closing (the "Unshipped Orders"), excepting any claims for sales commissions claimed by any person not employed by Buyer. The Buyer agrees to fulfill all Unshipped Orders after the Closing. The Seller represents that all Unshipped Orders were booked in the ordinary and normal course of its business using previously established gross profit margins.

      (b) INVENTORY PURCHASES. Any and all liability of the Seller pursuant to any Purchase Orders (the "Inventory Purchases") of the Seller outstanding at the Closing requiring the Seller to purchase inventory items for resale in the normal course of its business. Buyer agrees to accept such orders and to satisfy all payment for same. From and after the date of this Agreement, the Seller agrees not to place any Purchase Orders for

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Inventory Purchases for delivery after June 27, 1996 without the prior approval of the Buyer.

     3.02 NO OTHER LIABILITIES. Except as set forth herein, the Buyer is not assuming, adopting, or taking over and shall not be deemed to have assumed adopted or taken over, and Sellers and Stockholders hereby indemnify the Buyer with respect to any obligation, liabilities or responsibilities of the Seller inclusive of but not limited to the following:

      (a) any liability of Seller for federal, state or local taxes of any nature or description;

      (b) any liability or obligation of Seller for damages with respect to any breach of warranty or default in the performance by Seller of any agreement including product liability;

      (c) any liability for claims of creditors for debts incurred by Seller prior to the Closing.

      (d) any liability or obligation, contingent or otherwise, arising out of any investigation or litigation or violation of law, rules or regulations existing prior to the Closing Date or arising out of the Sellers conduct;

      (e) any accrued obligations in connection with the Excluded Assets or Seller's insurance policies;

      (f) any liability or obligation in respect of any retirement, severance, vacation, IRA or Keogh plan of Seller; and

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     (g)  any liabilities or obligations of Seller to any bank or finance company or any other person under any note, covenant, agreement or instrument for the payment of money.
of Seller.

                                     ARTICLE IV

                                 REPRESENTATIONS AND
                                 WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer that the following statements are true:

     4.01 POWER AND AUTHORITY. Seller has full power and authority to execute and deliver this Agreement and such other agreements and instruments as are to be executed and delivered by it pursuant hereto and to consummate the transaction contemplated hereby and thereby.

     4.02 CORPORATE ACTS. All proceedings required to be taken by or on the part of Seller to authorize it to execute, deliver and perform this Agreement and such other agreements and instruments have been duly and properly taken.

     4.03 GOOD STANDING. Sellers are corporations validly organized under the laws of the State of New Jersey and in good standing in such State.

     4.04 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered

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by Seller, will constitute, legal valid and binding obligations of Seller, enforceable in accordance with their respective terms.

     4.05 NO BREACH. The execution and delivery by Seller, of this Agreement and such other agreements and instruments, and its consummation of the transactions contemplated hereby and thereby, will not violate, conflict with, or result in any breach of, or constitute a default (of an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller, pursuant to any indenture, mortgage, lease, agreement or other instrument to which Seller, is a party or by which Seller, or its properties or assets may be bound or affected.

     4.06 GOOD TITLE. Seller is now, and on the closing date will be, the legal and equitable owner of merchantable title to all of the property and assets to be sold and transferred to Buyer hereunder, free and clear of any and all liens, charges, encumbrances, security interests and other burdens of every kind.

     4.07 NO VIOLATION. To the best of Seller's knowledge, information and belief, there are no violations against the Seller and the personal property sold herein by any local, state or federal agency. Seller further warrants and represents that it owes no taxes to the local, state, federal or other agency for

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income or any other taxes that it will not pay and that it and its shareholders will indemnify the Buyer from any claims which may be made for any said taxes which may constitute a lien on the assets of Seller herein being conveyed.

     4.08 CONVEYANCE FREE AND CLEAR. The bill of sale and instruments of assignment to be delivered at the closing will transfer all of the Purchased Assets enumerated in the attached schedules, free of all encumbrances, and will contain the usual warranties and affidavit of title.

     4.09 LIABILITIES. Seller, will pay in full all debts and liabilities of Seller, including any and all business and employment tax liabilities which may be or become due and owing, and Seller, and Thomas E. Durkin, III, and William R. Egan, individually, agree to indemnify and hold Buyer harmless from any and all such liabilities, including any and all taxes owed by Seller.

     4.10. REVENUE. The gross sales booked by Seller from the Purchased Business for the year 1995 was not less than $932,000, exclusive of UMDNJ.

     4.11 NO APPROVAL. No approval, authorization, consent or other order or action of or filing with any court, administrative agency, other governmental authority, or other third party is required for the execution and delivery by Seller of this


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Agreement or such other agreements or instruments, or consummation of the transactions contemplated hereby or thereby.

     4.12 LITIGATION. Seller is not engaged in or threatened with any action, investigation or proceeding before any court or governmental agency affecting Seller or any of its properties, assets or business.

     4.13 COMPLIANCE WITH LAWS. Seller is in compliance with all federal, state and local laws, rules, regulations and order applicable to the Purchased Business, including without limitation, zoning, anti-pollution, occupational safety and health laws and regulations, and has all licenses and permits required for the proper conduct of the business.

     4.14 LABOR CONTRACTS. Seller is not a party to a collective bargaining agreement with any labor union; nor is Seller a party to any pension, profit-sharing or other employee benefit plan.

     4.15 TAXES. Seller has or will file all federal, state and local tax return required to be filed, pertaining to Seller, its business or otherwise, and all such tax returns are true, correct and complete. All taxes due or collectible by or for any governmental agency from the Seller have been, or will be, paid in full.

     4.16 FULL DISCLOSURE. No representation, warranty or covenant made by Seller in this Agreement, and no certificate,


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schedule or exhibit given or delivered to Buyer in connection with or pursuant to this Agreement, contains any knowingly untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement or the matters disclosed in such certificate, schedule or exhibit, in the light of circumstances under which such statements or disclosures were made, not misleading.

     4.17 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and agreements made herein and in the Exhibits hereto by the Seller shall remain operative and in full force and effect for two (2) years from and after the Closing Date, except that representations, warranties and agreements based upon tax claims or litigation shall survive for their respective statutes of limitation period.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby warrants to Seller that the following statements are true:

     5.01 POWER OF AUTHORITY. Buyer has full power and authority to execute and deliver this Agreement and such other agreements and instruments to be executed and delivered by it


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pursuant hereto and to consummate the transaction contemplated hereby and thereby.

     5.02 CORPORATE ACTS. All corporate acts and other proceedings required to be taken by or on the part of Buyer to authorize it to execute, deliver and perform this Agreement and such other agreements and instruments and the transactions contemplated hereby have been duly and properly taken.

     5.03 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by Buyer and constitutes, and such other agreements and instruments when duly executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of Buyer hereunder the thereunder.

     5.04 NO BREACH. The execution and delivery by Buyer of this Agreement and such other agreements and instruments, and its consummation of the transactions contemplated hereby and thereby, will not violate, conflict with, or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the


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creation of a lien or encumbrance on any of the properties or assets of Buyer pursuant to, the Certificate of Incorporation or By-laws of Buyer or any indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or by which Buyer or its properties or assets may be bound or affected.

     5.05 NO APPROVAL. No approval, authorization, consent or other or action of or filing with any court, administrative agency, governmental authority, or other third party is required for the execution and delivery by Buyer of this Agreement or such other agreements or instruments or consummation of the transactions contemplated hereby or thereby.

     5.06 NO OTHER REPRESENTATIONS OF SELLER. The Buyer acknowledges and agrees that it has examined and inspected the Purchased Assets to be sold and transferred to Buyer hereunder and is satisfied with the quality and quantity thereof and their value, and agree to accept the same all in their "as is" condition and state of repair. The Buyer further represents to the Sellers that the Purchased Assets have been inspected and that it has been assured by means independently of the Seller or of any agent of the Seller of the truth of all facts material to this Agreement, and that the Purchased Assets, as they are described in this Agreement, are and have been purchased by the Buyer as a result of such inspection or investigation and not by or through any representations made by the Seller, or by an agent


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of the Seller. The Buyer hereby expressly waives any and all claims for damages or for rescission or cancellation of this Agreement because of any representations made by the Seller or by any agent of the Seller, other than such representations as may be contained in this Agreement. The Buyer further agrees that the Seller and any and all agents of the Seller shall not be liable for or on account of any inducements, promises, representations, or agreements not contained in this Agreement, that no agent or employee of the Seller is or has been authorized by the Seller to make any representations with respect to the Purchased Business, and that if any such representations have been made they are wholly unauthorized and not binding on the Seller. Buyer further represents that it has been and is represented by independent counsel of its choosing and has engaged and sought other professional advice as it, its officers, directors and shareholders deemed appropriate under the circumstances.

     5.07 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer shall survive the Closing hereof for a period of two
(2) years.


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                                     ARTICLE VI

                         CERTAIN AGREEMENTS AND ASSURANCES
                            OF SELLER PRIOR TO CLOSING


     6.01 DUE DILIGENCE. Buyer acknowledges that Seller has granted reasonable access to Buyer's representatives for the performance of due diligence.

     6.02 ACTION CONSISTENT WITH AGREEMENT. Seller shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements of the conditions applicable to them set forth in this Agreement, and Seller shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as possible the obligations herein provided to be performed by it.

                                 ARTICLE VII

        POST-CLOSING COVENANTS AND AGREEMENTS OF SELLER AND BUYER

     7.01 SELLER'S COVENANT REGARDING OBLIGATIONS. From and after the date of the Closing, Seller shall, in a timely fashion, fully pay, or otherwise satisfy, all creditors, discharge any and all obligations to any taxing authority, and satisfy all obligations and liabilities of Seller not specifically assumed by the Buyer hereunder. Seller, will pay in full all liabilities of Seller, including any and all business tax liabilities which may be or become due and owing, and Seller, and Thomas E. Durkin, III


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and William R. Egan, individually, agree to indemnify and hold Buyer harmless from any and all such liabilities, including any and all taxes owed by Seller, if any. The covenant contained in this
Section 7.01 shall survive the Closing hereof for the same period as the survival of the Representations and Warranties set forth in
Section 4.17.

     7.03 ACCESS TO RECORDS AFTER CLOSING. After the Closing, Seller agrees that it will give, or cause to be given, to the Buyer and its representatives, during normal business hours and at Buyer's expense, such reasonable access to the books, records and files of Seller, as the case may be with respect to the Purchased Business as is reasonably necessary to allow Buyer to obtain information regarding products, deliveries, Customers, sales and inventory suppliers regarding the Purchased Business, and to make copies of such information to the extent reasonably necessary.

     7.04 TELEPHONE NUMBERS USED BY SELLER. Seller agrees to take any action reasonably requested by Buyer to effect a transfer, at Buyer's expense, from Seller to Buyer of all telephone numbers in use by Seller as of the Closing Date (including New Jersey and out of State and 800 lines) applicable to the Purchased Business.

     7.05 CUSTOMER NOTICE. The Seller and William R. Egan shall join in a "Welcome" letter to the Customers and William R.


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Egan shall personally introduce the appropriate person(s) of the
Buyer to the twenty (20) largest and "key" Customers to be identified by the Seller.

     7.06. TRANSITION. For a period of sixty (60) days from the Closing, William R. Egan will make himself reasonably available to the Buyer, if requested, and upon reasonable advance notice, without charge or fee, at East Orange, New Jersey. For a period of one (1) year from the Closing, Thomas E. Durkin, III, will make himself reasonably available to the Buyer, if requested, and upon reasonable advance notice, without charge or fee, at One Gateway Center, Suite 1700, Newark, New Jersey.

                            ARTICLE VIII

          CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to proceed with the Closing shall be subject to the fulfillment of the obligations herein contained, the delivery of documents herein referred to, and the fulfillment of the conditions set forth below, the fulfillment of any of which Seller may waive:

     8.01 PAYMENT. The payment required by Section 2.02 shall have been made.

     8.02 DELIVERY OF NOTES. The Negotiable Promissory Note and the Non-Negotiable Promissory Note shall be executed and delivered.


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     8.03  LETTER OF CREDIT.  The Letter of Credit shall be executed and delivered.

     8.04 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer which are contained in Article V of this Agreement shall be true as of the Closing as though such representations and warranties were made as of the Closing.

     8.05 SUPPLY AGREEMENT. The parties shall have entered into an agreement for the supply in bulk of spring water to the East Orange, New Jersey, facility of the Buyer, in form and substance similar to Exhibit "F" attached hereto.

     8.06 OPTION. The parties shall have entered into a mutually satisfactory agreement granting the Sellers the option to purchase up to 50,000 shares of the Buyer's Common Stock at a price equal to one hundred percent (100%) of the per share price offered by the Buyer in connection with any initial public offering of SEC registered shares of any class of Common Stock of the Buyer
(the "Option Agreement").

     8.07 COVENANTS AND AGREEMENTS. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the date of Closing.

     8.08 OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a certificate, in form and substance satisfactory to Seller, of an officer of Buyer, dated the date of Closing,


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certifying to the fulfillment of the conditions specified in
Sections 8.04 and 8.07 hereinabove.

     8.09 RESOLUTIONS AND OPINION. Buyer shall have delivered to Seller a certified copy of the resolutions of the Board of Directors of Buyer authorizing this Agreement and the transactions contemplated herein. Buyer shall also have delivered the opinion of Buyer's counsel as to such matters as may be reasonably requested by Seller or its counsel.

     8.10 APPROVAL OF COUNSEL. All actions, proceedings, instruments, agreements and documents required to carry out the transactions contemplated by this Agreement and incidental thereto and all other related legal matters shall have been resolved satisfactorily to and approved by Durkin & Durkin, counsel to Seller, and such counsel shall have been furnished with such copies (certified, if requested) of all such actions, proceedings, instruments, agreements and documents as they have reasonably requested.

                             ARTICLE IX

                       CONDITION PRECEDENT TO
                        OBLIGATIONS OF BUYER

     The obligation of Buyer to proceed with the Closing shall be subject to the fulfillment of the obligations herein contained, the delivery of documents herein referred to, and the


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fulfillment of the conditions set forth below, the fulfillment of any of which Buyer may waive:

     9.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller which are contained in this Agreement, shall be true as of the Closing as though such representations and warranties were made as of the Closing.

     9.02 SUPPLY AGREEMENT. The parties shall have entered into an agreement for the supply in bulk of spring water to the East Orange, New Jersey, facility of the Buyer.

     9.03 OPTION AGREEMENT. The parties shall have entered into the Option Agreement.

     9.04 COVENANTS AND AGREEMENTS. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the date of the Closing.

     9.05 OFFICER'S CERTIFICATE. Seller shall have delivered to Buyer a certificate, in form and substance satisfactory to Buyer, of an appropriate officer of Seller, dated the date of the Closing, certifying, in such detail as Buyer may reasonably request, to the fulfillment of the conditions specified in Sections 9.01 and 9.04 hereinabove.

     9.06 RESOLUTIONS AND OPINION. Seller shall have delivered to Buyer (i) a certified copy of the resolution of the Board of Directors of Seller authorizing this Agreement and the


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


transactions contemplated herein; (ii) a written consent to the proposed purchase and sale executed by all of the shareholders of Seller; and (iii) opinion of Seller's counsel as to such matters as may be reasonably requested by Buyer or its counsel.

     9.07 NO LITIGATION. There shall not be pending any litigation, arbitrations, proceeding or governmental investigation involving Seller as a party since the date of execution of this Agreement.

     9.07 APPROVAL OF COUNSEL. All actions, proceedings, instruments, agreements and documents required to carry out the transactions contemplated by this Agreement and incidental thereto and all other related legal matters shall have been resolved satisfactorily to and approved by Lev & Berlin, Esqs., of Norwalk, Connecticut, counsel to Buyer, and such counsel shall have been furnished with such copies (certified, if requested) of all such actions, proceedings, instruments, agreements and documents as they have reasonably requested.

                                   ARTICLE X
                           NON-COMPETITION AGREEMENT

     10.01  NON-COMPETITION AGREEMENT. The Seller, William R. Egan and Thomas
E. Durkin, III agree that from and after the Closing they will not, without the Buyer's prior written consent, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner or otherwise with, any business for a period of five (5) years after closing that will, in any manner, directly or indirectly compete with, or become interested in any competitor of the Buyer regarding the Purchased Business throughout the States of New Jersey, New York, Pennsylvania and Connecticut. The parties agree that the remedy at law for any breach by them of the foregoing will be inadequate and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage to the Buyer.

                                  ARTICLE XI
                                  THE CLOSING

     11.01 TIME, DATE AND PLACE. The Closing hereunder (the "Closing") shall take place on June 27, 1996, and shall be conducted at the offices of Durkin and Durkin, 1700 One Gateway Center, Newark, New Jersey 07102.

     11.02 DOCUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING. At the Closing hereunder, Seller shall deliver to Buyer:

     (a) a duly executed bill of sale (the "Bill of Sale") in the form and substance set forth in the annexed Exhibit "G", made a part of this Agreement;

     (b) a duly executed Assignment of Leases in the form and substance set forth in the annexed Exhibit "H";

     (c) a duly executed certificate in the form described in Section 9.05 hereinabove;

     (d)  certified resolutions as described in Section 9.06 hereinabove;

     (e) such other documents, etc., as may be reasonably required by the Buyer or its counsel; and

     (f) such other documents, etc, as may be reasonably required by the Seller or its counsel;

     (g)  motor vehicle titles duly endorsed; and

     (h) original customer files and original customer files for accounts closed in the last two (2) years.

     11.03 DOCUMENTS TO BE DELIVERED BY BUYER AT THE CLOSING. At the Closing hereunder, Buyer will deliver to Seller:

     (a) a duly executed Assignment and Assumption of Contracts and/or Liabilities;

     (b)  an executed officer's certificate in the form described in Section
8.08 hereinabove;

     (c)  certified resolutions, as described in Section 8.09 hereinabove;

     (d)  duly executed and acknowledged Letter of Credit;

     (e)  duly executed and acknowledged Promissory Notes; and

     (f)  duly executed and acknowledged Option Agreement.

     11.04 FURTHER ACTIONS. The parties further agree to deliver, each to the other, after the Closing, any further documents or evidences of title or of undertakings that may reasonably be required to effectuate this Agreement and to carry out the intent and purpose hereof or thereof.

                                  ARTICLE XII
                                INDEMNIFICATION

     11.01 INDEMNIFICATION BY SELLER. Seller and Thomas E. Durkin, III and William R. Egan (the "Individuals") shall jointly and severally indemnify Buyer and hold it harmless from and against any and all loss, cost, liability and expense, including attorney's fees and costs of suit, which Buyer may incur as a result of any claim, demand or action against it arising out of Seller's conduct of the Business prior to the Closing and sale to Buyer hereunder, or any damage or deficiency resulting from any agreement on the part of Seller under this Agreement, or for any material misrepresentation in or omissions from any other instrument furnished or to be furnished to Buyer under this Agreement.

     12.02 CLAIMS FOR INDEMNIFICATION. Whenever any claim of indemnification shall arise in favor of Buyer under this Article XII, Buyer shall notify Seller in writing by personal delivery or certified mail, return receipt requested, within thirty (30) days after Buyer has actual knowledge of the facts constituting the basis for such a claim. Such notice shall specify all facts known to Buyer giving rise to such indemnification right and the amount or an estimate of the amount of the liability arising therefrom. The right to indemnification hereunder and the amount of the estimated amount thereof, as set forth in such notice, shall be deemed agreed to by Seller unless, within thirty (30) days after the receipt of such notice, Buyer is notified in writing that Seller disputes the right to indemnification as set forth or estimated in such notice.

     12.03 THIRD PARTY CLAIMS. If the facts giving rise to any such indemnification right shall involve any actual or threatened claim or demand by any third party against the Buyer or any possible claim by the Buyer against any Third Party, such claim by or against a third party shall be referred to as a "Third-Party Claim". If Seller shall give Buyer an agreement in writing, in form and substance reasonably satisfactory to counsel to Buyer, agreeing to indemnify and save Buyer harmless from all costs and liability arising from any Third-Party Claim, Seller may, at their own expense, undertake full responsibility for the defense or prosecution of such Third-Party Claim and may contest or settle it on such terms as they may choose, except that no settlement of any action involving claims other than for money damages may be made without the prior written consent of Buyer

(such consent not be unreasonably withheld). If by reason of any Third-Party Claim, a lien, attachment, garnishment or execution is placed upon the Purchased Asset thereof, or any of the property or assets of Buyer or Seller if they desire to exercise their rights to defend or prosecute such suit, they shall furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.

     12.04  SET-OFF

     (a) The Buyer may set off against the portion of Non-Negotiable Note not then paid any loss, damage, cost or expenses for which the Seller or the Individuals may be responsible pursuant to this Agreement, subject, however, to the following terms and conditions:

          (1)  the Buyer shall give written notice, in accordance with
Section 14.04 of this Agreement, to the Sellers and the Individuals of any claimed breach of any such representation or warranty made or obligation incurred, which notice shall set forth the amount of loss, damage, cost or expense which the Buyer claims to have sustained by reason thereof;

          (2) unless otherwise agreed, in writing, by the parties, set off shall be effected on the date of notice of such claim and such set off shall be charged against any unpaid portion of the Non-Negotiable Promissory Note;

           (3) if, such claim is contested, the Seller or the Individuals shall notify the Buyer in writing within 10 days from the date of such notice (the "Notice of Contest Period") of an intention to dispute the claim. If such dispute is not resolved within 30 days after Notice of Contest is given (the "Resolution Period"), then such dispute shall be resolved by a committee of three arbitrators (one jointly appointed by the Seller and the Individuals, one appointed by the Buyer and one appointed by the other two so appointed), which shall be appointed within 60 days after the expiration of the Resolution Period. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within 45 days from the date of appointment and shall be final and binding on all parties. The arbitration shall take place in Essex County, New Jersey; and

    (b) The remedies provided for in this Section 12.04 shall be in addition to and not in lieu of any other remedies available to the Buyer under this Agreement or otherwise.

                                       ARTICLE XIII
                               NOTICE TO DIVISION OF TAXATION


     13.01 SELLER'S ACCRUED TAXES. Any amounts due the State of New Jersey with respect to accrued taxes of Seller as of the Closing shall be paid by Seller. Thomas E. Durkin, III and

William R. Egan, individually, guarantee performance by the Seller regarding this provision.

                                       ARTICLE XIV
                                      MISCELLANEOUS

     14.01 NO BROKERS. Seller represents and warrants to Buyer and Buyer represents and warrants to Seller, that neither it nor any party acting on its behalf has incurred any liability, either express or implied, to any "broker" or "finder" or similar person in respect of any transactions contemplated hereby.

     14.02 ENTIRE AGREEMENT; MODIFICATION. This Agreement with the exhibits hereto and other documents referred to herein, constitutes the entire understanding and contains all warranties of the parties hereto relative to the subject matter hereof. This Agreement may be amended only by a written instrument executed on behalf of Seller and Buyer, or by a duly authorized officer of each.

     14.03 NON-DISCLOSURE. Each party agrees that neither will impair the reputation of the other nor discuss any difference or agreement of the parties nor the terms and conditions of this Agreement and the Supply Agreement nor the negotiations thereof. Each party agrees that it is in their mutual best interests for their respective businesses post closing to enjoy the benefits of a positive image with their customers, suppliers, vendors and others.

     14.04 GOVERNING LAW. All questions relating to the validity, interpretation or performance of this Agreement shall be deterimined in accordance with the law of the State of New Jersey.

     14.05 NOTICES. Any notice or communication of any party hereto to another shall be deemed to be duly given if and when sent be certified mail, return receipt requested, to the parties at the following addresses:

     If to Seller:  Mountain Spring Water Co., Inc.
                    White Mountain Company, Inc.
                    c/o Thomas E. Durkin, III, Esq.
                    Durkin & Durkin, Esqs.
                    One Gateway Center, Suite 1700
                    Newark, New Jersey 07102

     With Copy to:  William R. Egan
                    18 Madison Terrace
                    Short Hills, New Jersey 07078

     If to Buyer:   Puro Water Group, Inc.
                    101 North Park Street
                    East Orange, New Jersey

     With Copy to:  Duane Berlin, Esq.
                    LEV & BERLIN, ESQS.
                    535 Connecticut Avenue
                    Norwalk, Connecticut 06854

or to any changed address that the parties may designate by like notice. The effective date of such notice shall be its mailing date.

     14.06 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed and delivered shall be deemed an original yet all of which together shall constitute but one and the same instrument.

     14.07 HEADINGS. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions thereof.

     14.08 NON-ASSIGNABILITY. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, and right or remedy under or by reason of this Agreement.

     14.09 EXPENSES. Except as may otherwise be provided herein, the parties hereto shall be responsible for their respective costs and expenses, including attorneys' fees, incurred with respect to the purchase and sale hereunder.

     14.10 FURTHER ASSURANCES. Each of the parties hereto shall cooperate and take such action, give such assurances and execute such documents as may be reasonably requested by the other party in order to effectuate the purpose and provisions of this Agreement.

     14.11 ACCESS AND INFORMATION. The Seller will give to the Buyer and the Buyer's counsel accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of the sellers properties, revenue and sales, contracts, commitments and records, and to furnish the Buyer during such period with all such information concerning the Purchased Assets as the Buyer reasonably may request.






                                 [end of page 35]


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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ATTEST:                               MOUNTAINWOOD SPRING WATER CO., INC.

/s/ illegible                      By: /s/ Thomas E. Durkin, III
--------------------------------      -----------------------------------------
                                      a duly authorized officer


ATTEST:                               WHITE MOUNTAIN COMPANY, INC.

/s/ illegible                      By: /s/ Thomas E. Durkin, III
--------------------------------      -----------------------------------------
                                      a duly authorized officer


ATTEST:                               PURO WATER GROUP, INC.

                                   By: /s/ Jack C. West
--------------------------------      -----------------------------------------
                                      a duly authorized officer


WE AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT:


/s/ William R. Egan                   /s/ Thomas E. Durkin, III
--------------------------------      -----------------------------------------
William R. Egan                       Thomas E. Durkin, III



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